UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2006

PARAGON FINANCIAL CORPORATION

(Exact name of Registrant as specified in charter)

Delaware	000-27437	94-3227733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2207 Sawgrass Village Drive, Ponte Vedra Beach, Florida	32082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 285-0000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 3, 2006, we agreed to exchange all 659 shares of Series E Preferred stock outstanding, including accumulated dividends due on the Series E Preferred for 7,239,751 unregistered shares of our common stock, par value $0.0001 per share. The value of our common stock issued in the exchange was approximately $434,385 based upon the closing price of $0.06 per share. The stated value of the Series E Preferred Stock was $659,000 and the accumulated dividend was approximately $75,252.

On February 3, 2006, we agreed to exchange 3,033,310 unregistered shares of our common stock, par value $0.0001 per share to cure a default under our agreement for severance due a former Chief Executive Officer of approximately $83,997. The effective exchange rate was approximately $0.0277 per share.

On February 3, 2006, we exchanged 6,187,835 unregistered shares of our common stock, par value $0.0001 per share, for the 27,047,583 outstanding options issued to our employees and consultants under our 2002 Equity Participation Plan.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On February 7, 2006, we agreed to exercise the termination provisions contained in Section 11(a)(i) of the Purchase Agreement entered into on January 19, 2005 with the Members of First Charleston Mortgage, LLC. Pursuant to this agreement, we returned to the Members all of the membership interests in First Charleston Mortgage, LLC in exchange for the return of 3,500,786 shares of our common stock, par value $0.0001 per share. For accounting convenience, this agreement is effective at the close of business on December 31, 2005.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On February 7, 2006, we agreed to acquire of Shearson Home Loans, Inc., a Nevada corporation (“SHL”), from Consumer Direct of America, Inc. (“CDA”), pursuant to the terms and conditions of a Share Exchange Agreement dated February 7, 2006 (the “Exchange Agreement”) among CDA, SHL and us. Pursuant to the Exchange Agreement, we acquired all of the common stock of SHL for 149,558,791 shares of our common stock and 79 shares of our Series F Preferred Stock (convertible into 443,217,018 shares of our Common Stock), valued at approximately $16,000,000. Each share of the Series F Preferred Stock automatically converts into 5,610,342 shares of our common stock upon the filing of an amendment to our articles of incorporation. Immediately prior to entering into the Exchange Agreement, we had 122,191,360 shares of our common stock outstanding. In addition, we had outstanding warrants to purchase 21,156,592 shares of our common stock and outstanding debt convertible into 4,846,000 shares of our common stock arriving at an exchange ratio of 4 to 1.

We arrived at the $16,000,000 value based upon an analysis of companies with similar revenues and profits as SHL including our existing wholly owned subsidiaries. The companies used in the analysis were publicly traded on the Over the Counter Bulletin Board and the American Stock Exchange. Factors considered in the analysis of value included analyzing SHL’s historical operating results but also the current illiquidity of our common stock and the potential impact on the value of the consideration offered.

The Series F Preferred Stock issued as part of the consideration in the Exchange Agreement was a duly authorized series of preferred stock issued pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation. The Board of Directors, by unanimous written consent, adopted a resolution providing for the issuance of up to one hundred (100) shares of the Corporation’s Preferred Stock, par value $.0001 per share, which is designated “Series F Preferred Shares,” which have the following qualifications, limitations and restrictions of such preferences and rights:

(i) Stated Value. The stated value per Series F Preferred Share is One Hundred Sixty Thousand Dollars ($160,000) per share (the “Stated Value”).

(ii) Dividends. None.

(iii) Voting Rights. Each share of the Series F Preferred Shares shall have 5,610,342 votes and shall vote upon all matters as a single class with the Corporation’s common stock.

(iv) Conversion. Upon issuance, the Series F Preferred Shares are not convertible until an amendment to the Corporation’s Certificate of Incorporation is filed that increases the authorized shares of common stock. Upon filing and acceptance of the amendment pursuant to the General Corporation Law of the State of Delaware each share of Series F Preferred Shares shall be converted into 5,610,342 shares of the Corporation’s common stock.

(v) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series F Preferred Shares will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any shares of common stock by reason of the ownership thereof, an amount equal to the fixed sum of the Stated Value per share and any accrued dividends thereof and no more (the “Preferential Amount”). If, upon the occurrence of such an event, the assets and funds thus distributable among the holders of Series F Preferred Shares shall be insufficient to permit the payment to such holders of the full Preferential Amount, then, the entire assets and funds of the Corporation legally available for distribution to the holders of the Series F Preferred Shares shall be distributed ratably among such holders in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After the payment or setting apart of the full Preferential Amount required to be paid to the holders of Series F Preferred Shares, the holders of shares of common stock or any stock of the Corporation ranking in liquidation junior to the Series F Preferred Shares shall be entitled to receive ratably all remaining assets or surplus funds of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, within the meaning of this section.

(vi) Rank. All Series F Preferred Shares shall rank (A), prior to the Corporation’s Series E Preferred stock and the Corporation’s common stock; (B) prior to any class or series of capital stock of the Corporation hereafter created, unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series F Preferred Shares and such issuance has been approved by the holders of a majority of the outstanding shares of Series F Preferred Shares; and (C) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series F Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

The description contained in this Item 2.01 of the transactions described in the Exchange Agreement is qualified in its entirety by reference to the full text of the Exchange Agreement, which will be filed as an amendment to this Current Report on Form 8-K.

A copy of the press release announcing the acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On February 2, 2006, we completed a private placement financing transaction to an accredited investor in order to have the capital necessary to complete the SHL acquisition as discussed in Item 2.01 on this Form 8-K. Pursuant to this private placement transaction, we issued 2,625,000 units at $0.04 per unit for an aggregate of $105,000. Each unit consisted of one share of our common stock, par value $0.0001 per share (the “Common Stock”), and one warrant to purchase one share of our Common Stock at $0.06 per share expiring on February 1, 2008.

We offered and sold these securities in reliance on exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The investor in the private placement offering was an accredited investor” as that term is defined under Regulation D. The investor was provided a confidential offering memorandum and executed a subscription agreement in which he made representations regarding his sophistication and qualifications as accredited investor.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired. As permitted by Item 9.01(a)(4) of Form 8-K, the Registrant will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K within seventy-one (71) calendar days after the date hereof.

(b) Pro Forma Financial Information. As permitted by Item 9.01(b)(2) of Form 8-K, the Registrant will, if required, file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K within seventy-one (71) calendar days after the date hereof.

(c) Exhibits

2.1	Share Exchange Agreement dated as of February 7, 2006 among Paragon Financial Corporation, Shearson Home Loans, Inc., and Consumer Direct of America, Inc.

99.1	Shearson Home Loans, Inc. Press Release dated as of February 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PARAGON FINANCIAL CORPORATION

By:	/s/ Scott L. Vining
Scott L. Vining
Chief Financial Officer

Date: February 10, 2006